                EXHIBIT 12.1 TO FORM S-3 REGISTRATION STATEMENT

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           SIX MONTHS ENDED
                             FEBRUARY 28,                        YEAR ENDED AUGUST 31
                          -------------------    -----------------------------------------------------
                            1994       1993        1993       1992       1991       1990       1989
                          --------   --------    --------   --------   --------   --------   ---------
Net income (loss)........ $ 86,228   $ 71,257    $135,191   $ 93,242   $  6,640   $(53,150)  $(101,272)
Income tax charge
  (credit)...............   58,941     49,480      90,675     71,432     15,439    (21,855)    (53,148)
                          --------   --------    --------   --------   --------   --------   ---------
Pre-tax income (loss).... $145,169   $120,737    $225,866   $164,674   $ 22,079   $(75,005)  $(154,420)
                          --------   --------    --------   --------   --------   --------   ---------
Fixed Charges:
Interest (expensed or
  capitalized)........... $ 46,254   $ 52,847    $106,244   $117,592   $150,572   $154,801   $ 170,150
Amortization of debt
  expense, discount or
  premium................    1,016        918       1,978      6,989      4,477      8,111      20,998
Estimated interest factor
  on operating lease
  payments...............    7,871      7,013      13,977     12,269      9,573      8,032       7,260
                          --------   --------    --------   --------   --------   --------   ---------
       Total fixed
          charges........ $ 55,141   $ 60,778    $122,199   $136,850   $164,622   $170,944   $ 198,408
                          --------   --------    --------   --------   --------   --------   ---------
Earnings:
Pre-tax income (loss).... $148,169   $120,737    $225,866   $164,674   $ 22,079   $(75,005)  $(154,420)
Fixed charges............   55,141     60,778     122,199    136,850    164,622    170,944     198,408
Interest capitalized.....   (5,000)    (2,900)     (8,435)    (5,025)    (2,400)    (1,850)     (1,349)
Amortization of interest
  capitalized............    1,008        832       1,709      1,568      1,400      1,332       1,259
                          --------   --------    --------   --------   --------   --------   ---------
       Total earnings.... $196,318   $179,447    $341,339   $298,067   $185,701   $ 95,421   $  43,898
                          --------   --------    --------   --------   --------   --------   ---------
Ratio of earnings to
  fixed charges..........     3.6X       3.0X        2.8X       2.2X       1.1X         (A)         (A)
                          --------   --------    --------   --------   --------   --------   ---------
                          --------   --------    --------   --------   --------   --------   ---------

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(A) The Company's earnings were inadequate to cover fixed charges for the years ended August 31, 1990 and 1989 by $75,523 and $154,510 respectively.